Exhibit 10.3

THE RUBICON PROJECT, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of March 18, 2014 by and among The Rubicon Project, Inc. a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, each of which is herein referred to as an “Investor.”

RECITALS

The Company and the Investors are parties to the Amended and Restated Investors’ Rights Agreement dated as of October 29, 2010 (the “Prior Agreement”). The Company and the Investors desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Agreement with the rights and obligations set forth in this Agreement. Section 3.4 of the Prior Agreement provides that the Prior Agreement may be amended by the written consent of the holders of 75% of the Registrable Securities (as defined in Section of the Prior Agreement) and the parties to this Agreement hold at least 75% of the Registrable Securities.

The Company and the Investors intend that this Agreement shall amend, restate and supersede the Prior Agreement in accordance with Section 3.4 thereof.

AGREEMENT

The parties hereby agree as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Affiliated Fund” means, with respect to a Holder that is a limited liability company or a partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company;

(b) The term “Common Stock” means the Company’s Class A Common Stock and does not include the Company’s Class B Common Stock unless otherwise expressly set forth herein.

(c) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;

(d) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 of this Agreement;

(f) The term “Major Investor” means (i) each of the Clearstone Venture Partners funds who are a party hereto; (ii) each of the Mayfield XII funds who are a party hereto; (iii) NBCU Media, LLC (as successor to NBC Universal, Inc.) and GE Capital Equity Capital Group, Inc.; (iv) News Corporation (as successor to Fox Interactive Media, Inc.) (“NewsCorp”); and (v) any other Investor who holds at least 700,000 shares of the Preferred Stock or the Common Stock issued upon conversion thereof (subject to adjustment for stock splits, stock dividends, combinations, reclassifications or the like) as of the date hereof so long as, in each such case, such Investor continues to hold at least 25% of the Preferred Stock issued to it by the Company or the Common Stock issuable upon conversion thereof (subject in each case to adjustment for stock splits, stock dividends, combinations, reclassifications or the like). For purposes of satisfying such minimum share threshold, a Major Investor shall include Registrable Securities held by any general partners, managing members and affiliates of a Major Investor, including Affiliated Funds, and shares held by such affiliates shall be aggregated for purposes of satisfying the share threshold set forth above;

(g) The term “Preferred Directors” shall have the meaning given to it in the Company’s Fifth Amended and Restated Certificate of Incorporation in effect as of the date hereof.

(h) The term “Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(i) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s Fifth Amended and Restated Certificate of Incorporation as such Fifth Amended and Restated Certificate of Incorporation may be amended from time to time;

(j) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(k) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock (including any Preferred Stock acquired by an Investor after the date hereof); (ii) any other Common Stock (including any Common Stock issued or issuable upon conversion of the Company’s Class B Common Stock or conversion and/or exercise of any other securities of the Company) now held by an Investor or acquired by an Investor after the date hereof; and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); excluding in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) the Holder thereof is entitled to exercise any right provided in Section 1 subject to Section 1.14 below;

(l) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(m) The term “SEC” means the Securities and Exchange Commission; and

(n) The term “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) five (5) years from the date of this Agreement, or (ii) six months after the effective date of the Company’ initial public offering, a written request from the Holders of not less than 40% of the Registrable Securities then outstanding (voting together as a single class on an as-converted to Common Stock basis) (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within 10 days of receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), as soon as reasonably practicable (and in any event within 90 days of the date of the Holders’ request) file a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Initiating Holders, which underwriter shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each participating Holder; provided, however, that no Registrable Securities held by the Holders shall be excluded from such underwriting unless all other securities are first entirely excluded from such underwriting. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement would be seriously detrimental to the Company or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction (collectively, a “Valid Business Reason”), the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right, together with the similar right described in Section 1.4(b)(iii) more than once in any twelve-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period (other than in a Qualified IPO, a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act).

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 hereof, unless such offering is a Qualified IPO, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective;

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below; or

(iv) In any jurisdiction in which the Company would be required to qualify to do business or execute a general consent to service of process in effecting such registration, unless the Company is already qualified to do business or subject to service of process in such jurisdiction.

A registration statement shall not be counted as a registration under this Section 1.2 (i) if the Company includes any shares in such registration (in which case it shall be treated as a registration pursuant to Section 1.3 below), unless the registration includes all of the Registrable Securities that the Holders requested to be included in such registration; and (ii) until such time as the registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration, other than as a result of information concerning the business or financial condition of the Company which was made known to the Initiating Holders after the date on which such registration was requested, and elect not to pay the registration expenses therefor pursuant to Section 1.7) and the Holders requesting to be included in such registration statement are able to sell at least 50% of the total number or Registrable Securities requested to be included in such registration statement.

1.3 Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration (a “Company Notice”). In connection with a Qualified IPO, the Company shall give each holder a second written notice of such registration in accordance with Section 3.5 as soon as reasonably practicable setting forth the Company’s good faith estimate, based on the advice of the Company’s underwriters, of the preliminary range of prices at which shares are expected to be sold in the Qualified IPO (a “Second Company Notice”), if the Company Notice does not include such a preliminary range of prices. Upon the written request of each Holder given within 20 days after mailing of the Company Notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of subsection (b) below, use commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, that in connection with a Qualified IPO for which there is a Second Company Notice, each Holder wishing to include shares of Common Stock in the Qualified IPO shall have until the close of business on the 5th day after the Company’s mailing of the Second Company Notice to specify the number of Registrable Securities such holder wishes to include in the Qualified IPO. Notwithstanding the foregoing, if, in the good faith discretion of one or more executive officers of the Company, it would be advantageous to the Company to extend the time period for Holders to notify the Company of their intention to include Registrable Securities in a public offering to be undertaken by the Company, such executive officer(s) may elect to extend the time for Holders to notify the Company to a date and time deemed appropriate by such executive officer(s).

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company (subject to the proviso set forth in the following sentence). If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) provided, however that in no event shall (i) the amount of Registrable Securities of the selling Holders included in the offering be reduced below 33% of the total amount of securities included in such offering, unless such offering is the Qualified IPO, in which case, the selling shareholders may be entirely excluded if the underwriters make the determination described above and no other shareholder’s securities are included; and (ii) notwithstanding (i) above, any Registrable Securities held by any Holder be excluded until all securities held by any selling shareholder other than a Holder have first been entirely excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership or corporation, the affiliates, Affiliated Funds, partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 1.7 hereof.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of not less than 20% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) as soon as reasonably practicable, and in any event within 10 days of the date of such request, give written notice of the proposed registration to all other Holders; and

(b) as soon as practicable, effect such registration as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, a Valid Business Reason exists for such Form S-3 Registration to not be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right, together with the similar right described in Section 1.2(c) more than once in any 12-month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such 90-day period (other than in a Qualified IPO, a registration relating solely to the sale of securities of participants in a Company stock plan or a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act); (iv) if the Company has, within the 12-month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 180 days or until the distribution described in such registration statement is completed, if earlier; provided that such 180 day period shall be extended for a period of time equal to the period that the Holder refrains from selling any securities included in such registration at the request of an underwriter of the Company’s securities);

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use all best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction, unless the Company is already qualified to do business or subject to service of process in that jurisdiction;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) Cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed;

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) After such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and

(k) Use all best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Information From Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (up to a maximum of $15,000 per registration for Holders’ counsel’s fees) selected by them shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration (i) proceeding begun pursuant to Section 1.2 or 1.4 if the registration request is subsequently withdrawn at the request of the Holders of no less than 50% of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based on the number of Registrable Securities that were to be included in such registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided, however, that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of the request and have withdrawn the request with reasonable promptness after becoming aware of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights under Sections 1.2 and (ii) in the case of registration under Section 1.4 if the Company has already paid for such expenses of registration with respect to two (2) registrations on Form S-3.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder (and the partners, members, officers and directors of each Holder), any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, as they occur, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for inclusion in the offering materials in connection with such registration by any such Holder, underwriter or controlling person, respectively.

(b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder (including such Holder’s partners, members, officers and directors) selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for inclusion in the offering materials in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 solely to the extent that the indemnifying party has been damaged thereby, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability,

claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Unless suspended by the underwriting agreement, the obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the first registration statement filed by the Company for the offering of its securities to the public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after it is subject to such requirements), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) who is acquiring at least 25% of the shares of Preferred Stock or Registrable Securities held by the transferring or assigning Holder; or (ii) that is an affiliate, subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, or (iii) that is an Affiliated Fund, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership, or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company.

1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding at least 75% of the Common Stock issued or issuable upon conversion of Preferred Stock held by all Investors voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include any of such securities in any registration, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration.

1.13 Lock-Up Agreement

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held immediately prior to the effectiveness of the Registration Statement for such offering (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days or such longer period of time as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including but not limited to the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(F)(4), or any successor provisions or amendments thereto) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) Limitations. The provisions of Section 1.13(a) shall apply only to the Company’s initial public offering and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. Furthermore, the provisions of Section 1.13(a) shall only be applicable to the Holders if all officers, directors and greater than 1% stockholders of the Company enter into similar agreements and in the event any holder of Company securities is released from such obligations, all Holders shall be released from their respective obligations on a pro rata basis (and any underwriting agreement that the Company enters shall provide for such release).

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions described in Section 1.13(a)).

(d) Transferees Bound. Each Holder agrees that prior to the Company’s initial public offering it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.13, provided that this Section 1.13(d) shall not apply to transfers pursuant to a registration statement.

1.13 Mergers, etc. The Company shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization, provided, however, that the provisions of this Agreement shall not apply to any Holder of Registrable Securities, in the event of any merger, consolidation or reorganization in which the Company is not the surviving corporation if such shareholder is entitled to receive in exchange therefor (i) cash or (ii) securities all of which may be immediately sold to the public without registration under the Securities Act.

1.14 Termination or Suspension of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) four (4) years following the consummation of a Qualified IPO or (ii) upon termination of the Agreement, as provided in Section 3.1 (but subject to Section 1.13). In addition, a Holder’s rights under this Section 1 shall be suspended (but not terminated) during such times as Rule 144 or another similar exception under the Securities Act is available for the sale of all such Holder’s (together with any affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144) shares during a 3 month period without exceeding the volume limitations thereof.

2. Covenants of the Company

2.1 Delivery of Financial Statements and Other Information. The Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company) and to Frank Addante, so long as he continues to hold 500,000 shares of Common Stock (as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization):

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year and a comparison between the actual figures for such year, the comparable figures for the prior year and the comparable figures included in the Budget (defined below) for such year, with an explanation of any material differences, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and, beginning with the financial statements for the fiscal year ending December 2009 unless otherwise determined by the Company’s Board of Directors (including any directors designated by the holders of the Preferred Stock), audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter, a schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet and statement of stockholders’ equity as of the end of such fiscal quarter;

(c) as soon as possible, but in any event within 30 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year (the “Budget”), prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any material updates to the Budget that are prepared by the Company;

(d) as soon as practicable, but in any event within 45 days after the end of each fiscal quarter, a detailed capitalization chart in sufficient detail as to permit the Major Investors to calculate their respective percentage ownership of the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct;

(e) as soon as reasonably practicable, and in any event within 10 days after an executive officer of the Company has knowledge of the commencement of any material legal proceeding against the Company; and

(g) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor may from time to time reasonably request, including, without limitation, management letters, communications with stockholders, press releases and registration statements.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

2.2 Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company’s Board of Directors to be a competitor of the Company. Provided that any Major Investor that is a venture capital firm shall not be deemed a competitor as a result of investments in other portfolio companies that may be competitive with the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar proprietary and confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners, members or affiliates, including Affiliated Funds, in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 14 business days after delivery of the RFO Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the Common Stock and Class B Common

Stock held by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming in each case conversion or exercise of all securities convertible or exercisable, directly or indirectly, into Common Stock (including, for the avoidance of doubt, the Class B Common Stock on an as-converted to Class A Common Stock basis), but excluding shares reserved but unissued under the Company’s stock option plan, restricted stock plan, or other stock plan). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to purchase or obtain (the “Over-Allotment Option”) that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by all such Fully-Exercising Investors participating in the Over-Allotment Option (assuming in each case conversion or exercise of all securities convertible or exercisable, directly or indirectly, into Common Stock including, for the avoidance of doubt, the Class B Common Stock on an as-converted to Class A Common Stock basis).

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to

(1) shares of Common Stock issued or issuable upon conversion of outstanding shares of Preferred Stock, or as a dividend or distribution on Preferred Stock;

(2) shares of Common Stock (or Class B Common Stock) issued or issuable as a dividend, stock split or other distribution on Common Stock (or Class B Common Stock);

(3) up to 350,000 shares of Common Stock (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like) issued or deemed issued: (1) in connection with acquisition transactions, (2) to financial institutions, lessors or other lenders in connection with commercial credit arrangements or equipment financings and the like; (3) in connection with strategic partnering arrangements and the like or (4) to suppliers or third party service providers in connection with the provision of goods and services, which, in each case, are approved by the Company’s Board of Directors (including at least one of the Preferred Directors), and are primarily for purposes other than equity financing;

(4) up to 14,071,165 shares of Common Stock (subject to adjustment for recapitalizations, stock dividends, stock splits, stock combinations or the like) (inclusive of shares of Common Stock issued or issuable pursuant to options or other equity awards previously granted or outstanding as of the date hereof), issued or issuable to employees, consultants or directors of the Company under a stock option plan or restricted stock plan or the like approved by the Board of Directors of the Company;

(5) Shares of Common Stock or Preferred Stock issuable upon exercise of options, warrants or other convertible securities outstanding as of the date hereof (including without limitation shares of Common Stock issuable upon conversion of Class B Common Stock);

(7) Shares of Common Stock issued in a Qualified IPO;

(8) Shares issued or issuable which are deemed not to be subject to the right of first offer set forth in this Section 2.3 by the affirmative vote or written consent of Investors holding at least 75% of the Common Stock issued or issuable upon conversion of the Preferred Stock held by the Investors; provided that so long as NewsCorp (or its successors in interest) continues to be a Major Investor, the rights of NewsCorp (or such successors in interest) under this Section 2.3 may only be waived with the vote or written consent of NewsCorp (or such successors in interest). Notwithstanding such proviso, the right of first offer may be waived for all Major Investors, or the portion of the Shares subject to the right of first offer may be reduced, in either case by the affirmative vote or written consent of Investors holding at least 75% of the Common Stock issued or issuable upon conversion of the Preferred Stock held by the Investors, and without NewsCorp’s consent, if (i) such waiver or reduction applies to all Major Investors on a pro-rata basis; and (ii) no Major Investor (together with its Affiliated Funds or affiliates) invests in such equity financing (whether pursuant to the right of first offer or otherwise) in excess of the amount that such Major Investor is entitled to invest under this Section 2.3, after giving effect to such waiver or reduction.

2.4 Additional Covenants

(a) The Company’s Board of Directors, upon request from one of the Preferred Directors, shall establish and thereafter maintain a compensation committee (the “Compensation Committee”), the voting members of which shall be composed of non-employee directors selected by the Board of Directors, and shall include any Preferred Directors who request to serve on such committee. All changes in executive or senior management compensation levels (including equity compensation and/or vesting provisions), shall be approved by the Compensation Committee (or the Board of Directors including the Preferred Directors if there is no Compensation Committee).

(b) The Company shall maintain director’s and officer’s insurance in amounts customary for companies similarly situated to the Company (which insurance policies shall also be reasonably acceptable to the Preferred Directors and the Company’s CEO).

(c) The Company shall use reasonable best efforts to hold meetings of the Company’s Board of Directors at least 8 times per calendar year. The Company shall reimburse the Preferred Directors for out of pocket travel costs for meetings of the Company’s Board of Directors and other reasonable Company-related travel expenses.

(d) The Company’s offices shall be located in Los Angeles County unless a change is approved by the Board of Directors, including the Preferred Directors.

(e) The Company shall not change the principal business of the Company, enter new lines of business or exit the current line of business without the prior consent of the Preferred Directors.

(f) The Company will cause each person now or hereafter employed by it or any subsidiary (or engaged by the Company or any subsidiary as a consultant or independent contractor) to enter into an agreement substantially similar to the Company’s form Confidential Information and Inventions Assignment Agreement.

(g) Unless otherwise approved by the Compensation Committee (or the Board of Directors including the Preferred Directors, if no such committee exists), or as set forth in the Founder Stock Purchase Agreements, the vesting terms of which may only be amended with the consent of the Compensation Committee (or the Preferred Directors, if none): (i) all officers, employees and other service providers who shall purchase, or receive options to purchase, shares of the Company’s capital stock pursuant to the Company’s stock plan (or other compensation arrangement) shall be subject to vesting (including by way of a repurchase right in the case of restricted stock) over a four-year period with the first 25% of such shares vesting following 12 months of continued service and the remaining shares vesting in equal monthly installments over the following 36 months; and (ii) such vesting shall not be subject to acceleration on termination or other events.

(h) Unless otherwise approved by the Board of Directors, including the Preferred Directors, the Company shall obtain (i) an agreement from all persons acquiring shares of its capital stock, or rights to purchase its capital stock, providing for at least a 180 day lockup period (or such longer period of time as may be required to comply with Rule 2711 of the National Association of Securities Dealers, Inc. (or any successor rule thereto)) in connection with the Company’s initial public offering; and (ii) an agreement from all employees, consultants or other service providers acquiring shares of its capital stock, or rights to purchase its capital stock, after the date hereof an assignable right of first refusal in favor of the Company upon transfer of any such shares subject to customary exceptions for estate planning purposes.

(i) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation; or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity the, and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transactions, whether in the Company’s bylaws, Certificate of Incorporation, or otherwise.

(j) The proceeds from the Company’s sale of Series D Preferred Stock shall be used for general corporate and working capital purposes only.

(k) The Company shall maintain insurance against hazards, risks and liabilities to persons and property in an manner and to an extent customary for companies in similar business similarly situated.

(l) Upon request by an Investor, the Company shall (i) conduct a reasonable investigation to determine whether any shares of Preferred Stock (or Common Stock if applicable) held by such Investor qualified at the time of issuance as “qualified small business stock” within the meaning of Internal Revenue Code Sections 1045 and 1202 and Sections 18152.5 and 18038.5 of the California Revenue and Taxation Code, and (ii) if applicable, shall provide such Investor with written confirmation thereof as expeditiously as reasonably possible, but in no event later than 15 days following the Company’s receipt of such request.

(m) The Company shall not knowingly do business with Adult Content Sites, Pirate Sites, or third parties engaged in unlawful activities. As used herein, “Adult Content Sites” means sites or online locations that are used substantially for the dissemination of pornography; and “Pirate Sites” means sites or online locations that are used substantially for the unlawful dissemination of pirated works or promotion of copyright piracy, including sites that traffic in unlawful copy-protection circumvention software and devices. The Company shall adopt and reasonably implement policies and procedures to comply with the foregoing and shall make public that it does not engage in business with Adult Content Sites, Pirate Sites, or sites engaged in unlawful activities.

2.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company or for the benefit of the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals and representative to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any affiliate, Affiliated Fund, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business or pursuant to any Investor’s partnership or similar agreement; or (iv) as may otherwise be required by law. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, regardless of whether such enterprise has products or services that compete with those of the Company.

2.6 Termination of Covenants.

(a) The covenants set forth in Sections 2.1 through Section 2.4 (other than Section 2.4(l) which shall survive any such termination) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of the Agreement, as provided in Section 3.1.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.5(a) above.

3. Miscellaneous

3.1 Termination. Except as set forth in Section 1.13 and Section 2.6(a), this Agreement shall terminate, and have no further force and effect, when the Company shall consummate a Liquidation Transaction (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation, as such Certificate of Incorporation may be further amended from time to time).

3.2 Entire Agreement. This Agreement together with the Fifth Amended and Restated Certificate of Incorporation of the Company and the other Transaction Agreements (as defined in the Purchase Agreement) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto, including the Prior Agreement, are expressly canceled. Pursuant to Section 3.4 of the Prior Agreement, the undersigned parties who are parties to such Prior Agreement hereby amend and restate the Prior Agreement to read in its entirety as set forth in this

Agreement, all with the intent and effect that the Prior Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement, and this Agreement is binding on all parties to the Prior Agreement whether or not such party has executed this Agreement.

3.3 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the Investors holding at least 75% of the Common Stock issued or issuable upon conversion of the Preferred Stock held by all Investors (voting together as a single class). Notwithstanding the foregoing, this Agreement may not be amended (i) with respect to any Investor or Major Investor without the written consent of such Investor or Major Investor unless such amendment applies to all Investors or Major Investors in the same fashion; (ii) with respect to any class of Common Stock or series of Preferred Stock without the written consent of the holders of a majority of the shares of such class or series of stock unless such amendment applies to all classes of Common Stock or series of Preferred Stock, as the case may be, in the same fashion, or (iii) so as to add any new or material obligation of a type not generally consistent with the type of obligations contained herein without the consent of each Investor that is subject to such new or additional obligation. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows at the address or facsimile number set forth on the signature page or exhibits hereto, or at such other address or number as such party shall have furnished in writing. All notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the US mail, first class with postage prepaid. If notice is given to the Company, a copy shall be provided to Strategic Law Partners, 500 S. Grand, Suite 2050, Los Angeles, CA 90071, Attn: Daniel C. Burnham.

3.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws.

3.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.10 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party including, without limitation, all reasonable attorneys’ fees.

3.12 Third Party Beneficiary. Each Major Investor and the Company expressly acknowledges and agrees that, so long as Frank Addante continues to hold 1,000,000 shares of the Company’s common stock (as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalization), then Mr. Addante shall be regarded as an intended third-party beneficiary of the Company’s covenants under Section 2.1 of this Agreement, that Mr. Addante shall be entitled to rely on the Company’s covenants set forth therein, and that Mr. Addante shall be entitled to take any and all such actions as it determines in its reasonable discretion to enforce any and all of such person’s rights with respect thereto.

3.12 Rights of Warrant Holder. The parties acknowledge that the Company has issued, or intends to issue, to Silicon Valley Bank a warrant to purchase shares of the Company’s Series B Preferred Stock and, pursuant to the terms of such warrant Silicon Valley Bank shall have certain “piggyback” registration rights and related obligations under this Agreement.

[Signature Page Follows]

The undersigned has executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

The Rubicon Project, Inc.

By:	/s/ Brian Copple
Name: Brian Copple
Title: General Counsel and Corporate Secretary

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

EXHIBIT A

INVESTORS

Investor

Clearstone Venture Partners III-A, LP

Clearstone Venture Partners III-B, a Delaware Multiple Series LLC

Mayfield XII

Mayfield Principals Fund XII

Mayfield Associates Fund XII

Matt Coffin

The Board of Trustees of the Leland Stanford Junior University (SEVF II)

University of California, Berkeley Foundation

IDG Ventures Vietnam LP

The Mohn Family Trust

NBCUniversal Media, LLC (f/k/a NBC Universal, Inc.)

GE Capital Equity Investments, Inc.

Allen & Company LLC

ESTY LLC

News Corporation